Exhibit 10.1

Sean M. Harding
FTI Consulting, Inc.
1201 W. Peachtree St.
Atlanta, GA 30309
404.460.6258
Sean.harding@FTIConsulting.com

CONFIDENTIAL

February 23, 2020

Mr. Craig Forman
Chief Executive Officer
The McClatchy Company
2100 Q Street
Sacramento, CA 95816

Re:  The McClatchy Company

Dear Mr. Forman:

The purpose of this letter is to confirm the understanding and agreement (the “Agreement”) between The McClatchy Company (the “Client” or “Company”) and FTI Consulting, Inc. (“FTI”) concerning the Client’s engagement of FTI to provide certain temporary employees to the Client as described in Exhibit B (the “Services”).  This Agreement is effective on [Date] (the “Effective Date”).  The FTI Standard Terms and Conditions attached hereto as Exhibit “A” are also incorporated herein and forms part of this Agreement.

1.	Temporary Officers, Hourly Temporary Employees and Services

FTI will provide Sean M. Harding to serve as the Client’s Chief Restructuring Officer (the “CRO” or “Temporary Officer) reporting to the Board of Directors (“Board”) in connection with the Engagement.  The Temporary Officer, as well as any additional Hourly Temporary Staff, (as defined below), shall have such duties as the Chief Executive Officer (“CEO”) may from time to time determine, and shall at all times report to and be subject to supervision by the Board.  Without limiting the foregoing, the Temporary Officer, as well as any Hourly Temporary Staff, shall work with other senior management of the Client, and other professionals, to provide the Services.

In addition to providing the Temporary Officers, FTI may also provide the Client with additional staff (the “Hourly Temporary Staff” and, together with the Temporary Officer, the “FTI Professionals”), subject to the terms and conditions of this Agreement.  The Hourly Temporary Staff may be assisted by or replaced by other FTI professionals reasonably satisfactory to the Board and/or Committee, as required, who shall also become Hourly Temporary Staff for purposes hereof.  The initial schedule of Hourly Temporary Staff is set out on Exhibit “C”.  FTI

will keep the CEO reasonably informed as to FTI’s staffing and will not add additional Hourly Temporary Staff to the assignment without first consulting with the Client.

If our retention is approved by the Bankruptcy Court, our role will include serving as principal bankruptcy financial advisors to the debtors and debtors in possession in those cases under a general retainer, subject to court approval.

The services we will provide in connection with the Engagement will encompass all services normally and reasonably associated with this type of engagement that we are requested and are able to provide and that are consistent with our ethical obligations.  With respect to all matters of our Engagement, we will coordinate closely with the Company as to the nature of the services that we will render and the scope of our engagement.

As usual, our Engagement is to represent the Company and not its individual directors, officers, employees or shareholders.  However, we anticipate that in the course of that Engagement, we may provide information or advice to directors, officers or employees in their corporate capacities.

The engagement of FTI to perform the Services shall be subject to the approval of the Bankruptcy Court and shall be substantially as provided in this Agreement as modified by the retention order approved by the Bankruptcy Court.  Client agrees, at Client’s expense, to file an application (the “Application”) to employ FTI as crisis and turnaround manager nunc pro tunc to the Effective Date pursuant to § 363 of the Bankruptcy Code.  The Client agrees to file all required applications, including the Application, for the employment or retention of FTI at the earliest practical time.

The Services do not include (i) audit, legal, tax, environmental, accounting, actuarial, employee benefits, insurance advice or similar specialist and other professional services which are typically outsourced and which shall be obtained directly where required by the Client at Client’s expense; or (ii) investment banking, including valuation or securities analysis, including advising any party or representation of the Client on the purchase, sale or exchange of securities or representation of the Client in securities transactions.  FTI is not a registered broker-dealer in any jurisdiction and will not offer advice or its opinion or any testimony on valuation or exchanges of securities or on any matter for which FTI is not appropriately licensed or accredited.  An affiliate of FTI is a broker-dealer but is not being engaged by the Client to provide any investment banking or broker-dealer services.  The Client agrees to supply office space, and office and support services to FTI as reasonably requested by FTI in connection with the performance of its duties hereunder.

2.	Compensation to FTI

Fees in connection with this Engagement will be based upon the time incurred providing the Services, multiplied by our standard hourly rates, summarized as follows:

United States
Per Hour (USD)
Senior Managing Directors	$920 - 1,295
Directors / Senior Directors / Managing Directors	690 - 905
Consultants/Senior Consultants	370 - 660
Administrative / Paraprofessionals	150 - 280

Hourly rates are generally revised periodically.  To the extent this engagement requires services of our International divisions or personnel, the time will be multiplied by our standard hourly rates applicable on International engagements.

In addition to the fees outlined above, FTI will bill for reasonable direct expenses which are likely to be incurred on your behalf during this Engagement.  Direct expenses include reasonable and customary out-of-pocket expenses which are billed directly to the engagement such as internet access, telephone, overnight mail, messenger, travel, meals, accommodations and other expenses specifically related to this engagement.  Further, if FTI and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, FTI will be compensated by you at its regular hourly rates and reimbursed for reasonable allocated and direct expenses (including counsel fees) with respect thereto.

We will send the Company periodic invoices (not less frequently than monthly) for services rendered and charges and disbursements incurred on the basis discussed above, and in certain circumstances, an invoice may be for estimated fees, charges and disbursements through a date certain.  Each invoice constitutes a request for an interim payment against the fee to be determined at the conclusion of our Services.  Upon transmittal of the invoice, we may immediately draw upon the Initial Cash on Account (as replenished from time to time) in the amount of the invoice.  The Company agrees upon submission of each such invoice to promptly wire the invoice amount to us as replenishment of the Initial Cash on Account (together with any supplemental amount to which we and the Company mutually agree), without prejudice to the Company’s right to advise us of any differences it may have with respect to such invoice.  We have the right to apply to any outstanding invoice (including amounts billed prior to the date hereof), up to the remaining balance, if any, of the Initial Cash on Account (as may be supplemented from time to time) at any time subject to (and without prejudice to) the Company’s opportunity to review our statements.

The Company agrees to promptly notify FTI if the Company or any of its subsidiaries or affiliates extends (or solicits the possible interest in receiving) an offer of employment to a principal or employee of FTI involved in this Engagement and agrees that FTI has earned and is entitled to a cash fee, upon hiring, equal to 150% of the aggregate first year’s annualized compensation, including any guaranteed or target bonus and equity award, to be paid to FTI’s former principal or employee that the Company or any of its subsidiaries or affiliates hires at any time up to one year subsequent to the date of the final invoice rendered by FTI with respect to this Engagement.

Cash on Account:

FTI will transfer the funds held on account pursuant to the Engagement Contract dated July 31, 2019, the First Addendum dated November 8, 2019, and the Second Addendum dated December 30, 2019, between the Company and FTI, which funds will be held “on account” to be applied to our professional fees, charges and disbursements for the Engagement (the “Initial Cash on Account”).  To the extent that this amount exceeds our fees, charges and disbursements upon the completion of the Engagement, we will refund any unused portion.  The Company agrees to increase or supplement the Initial Cash on Account from time to time during the course of the Engagement in such amounts as the Company and we mutually shall agree are reasonably necessary to increase the Initial Cash on Account to a level that will be sufficient to fund Engagement fees, charges, and disbursements to be incurred.

In a case under the Bankruptcy Code, fees and expenses may not be paid without the express prior approval of the bankruptcy court.  In most cases of this size and complexity, on request of a party in interest, the bankruptcy court permits the payment of interim fees during the case.  The Company agrees that, if asked to do so by us, the Company will request the bankruptcy court to establish a procedure for the payment of interim fees during the case that would permit payment of interim fees.  If the bankruptcy court approves such a procedure, we will submit invoices on account against our final fee.  These interim invoices will be based on such percentage as the bankruptcy court allows of our internal time charges and costs and expenses for the work performed during the relevant period and will constitute a request for an interim payment against the reasonable fee to be determined at the conclusion of our representation.

After the Company’s entities became a debtor in one or more cases under the Bankruptcy Code, some fees, charges, and disbursements (whether or not billed) incurred before the filing of bankruptcy petitions (voluntary or involuntary) remain unpaid as of the date of the filing.  The unused portion, if any, of the Initial Cash on Account will be applied to any such unpaid pre-petition fees, charges and disbursements.

Any requisite court permission will be obtained in advance.  We will then hold any portion of the Initial Cash on Account not otherwise properly applied for the payment of any such unpaid pre-filing fees, charges and disbursements (whether or not billed) as on account cash to be applied to our final invoice in any case under the Bankruptcy Code.

Post-petition fees, charges and disbursements will be due and payable immediately upon entry of an order containing such court approval or at such time thereafter as instructed by the court.  The Company understands that while the arrangement in this paragraph may be altered in whole or in part by the bankruptcy court, the Company shall nevertheless remain liable for payment of court approved post-petition fees and expenses.  Such items are afforded administrative priority under 11 U.S.C. § 503(b)(1).  The Bankruptcy Code provides in pertinent part, at 11 U.S.C. §1129(a)(9)(A), that a plan cannot be confirmed unless these priority claims are paid in full in cash on the effective date of any plan (unless the holders of such claims agree to different treatment).  It is agreed and understood that the unused portion, if any, of the Initial Cash on

Account (as may be supplemented from time to time) shall be held by us and applied against the final fee application filed and approved by the court.

Additional Provisions Regarding Fees:

a)

FTI may stop work or terminate the Agreement immediately upon the giving of written notice to the Client (i) if payments are not made in accordance with this Agreement, (ii) if the Application is not approved by the Bankruptcy Court, (iii) if the Chapter 11 case is dismissed or converted to a Chapter 7 proceeding, or (iv) if a Chapter 11 Trustee or other responsible person is appointed.

b)

If, and only if, local Bankruptcy rules or the order approving the Application so require, FTI shall file with and serve on creditors entitled to notice thereof, a statement of staffing, professional services, compensation or expenses, on a quarterly basis, or as the Bankruptcy Court or rules may direct, and creditors and other parties in interest shall have an opportunity to object thereto and request a hearing thereon.  (ii) In the event that FTI is employed post-petition as a “professional person” pursuant to § 327 of the Bankruptcy Code, Bankruptcy Court approval will generally be required to pay FTI’s fees and expenses for Post-petition Services.  In most cases of this size and complexity, on request of a party in interest, the bankruptcy court permits the payment of interim fees during the case.  The Client agrees that in this situation it will, at the Client’s expense, request the Bankruptcy Court to establish a procedure for the payment of interim fees during the case that would permit payment of interim fees.  If the Bankruptcy Court approves such a procedure, we will submit invoices on account against our final fee.  These interim invoices will be based on such percentage as the bankruptcy court allows of our internal time charges and costs and expenses for the work performed during the relevant period and will constitute a request for an interim payment against the reasonable fee to be determined at the conclusion of our Engagement.

c)

Any unpaid post-petition fees, charges and disbursements will be due and payable immediately upon entry of an order containing such court approval or at such time thereafter as instructed by the court.  The Client understands that while the arrangement in this paragraph may be altered in whole or in part by the bankruptcy court, the Client shall nevertheless remain liable for payment of court approved post-petition fees and expenses.  Such items are afforded administrative priority under 11 U.S.C. § 503(b)(1). The Bankruptcy Code provides in pertinent part, at 11 U.S.C. § 1129(a)(9)(A), that a plan cannot be confirmed unless administrative claims are paid in full in cash on the effective date of any plan (unless the holders of such claims agree to different treatment).  It is agreed and understood that the unused portion, if any, of the Cash on Account shall be held by us and applied against the final fee application filed and approved by the court.

d)

Client agrees that FTI is not an employee of the Client and the FTI employees and independent FTI contractors who perform the Services are not employees of the Client, and they shall not receive a W-2 from the Client for any fees earned under this engagement, and such fees are not subject to any form of withholding by the Client.

The Client shall provide FTI a standard form 1099 on request for fees earned under this Engagement.
e)	Copies of Invoices shall be sent by facsimile or email as follows:

To the Client at:

The McClatchy Company
2100 Q Street
Sacramento, CA 95816
Attention:  Craig Forman

Additional Provisions Regarding Fees:

If a dispute develops about our fees, the Company may be entitled under Part 137 of the Rules of the Chief Administrator of the New York Courts to arbitration of that dispute if it involves more than $150,000.

3.	Availability of Information

In connection with FTI’s activities on the Client’s behalf, the Client agrees (i) to furnish FTI with all information and data concerning the business and operations of the Client which FTI reasonably requests, and (ii) to provide FTI with reasonable access to the Client’s officers, directors, partners, employees, retained consultants, independent accountants, and legal counsel.  FTI shall not be responsible for the truth or accuracy of materials and information received by FTI under this agreement.

4.	Notices

Notices under this Agreement to the Client shall be provided as set forth in paragraph 2(e).

Notices to FTI shall be to:

1201 West Peachtree St. Suite 500
Atlanta, GA 30309
Attn: Sean M. Harding
Phone: 404-460-6258
Fax: 404-460-6230
Email:  sean.harding@fticonsulting.com

Notices shall be provided by (a) fax and email, (b) hand delivery, or (c) overnight delivery.  If provided by fax and email or hand delivery, they shall be deemed effective the date given.  If provided by overnight delivery, they shall be deemed effective on the date of actual receipt.

5.	Miscellaneous

This Agreement: represents the entire understanding of the parties hereto and supersedes any and all other prior agreements among the parties regarding the subject matter hereof; shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and assigns; may be executed by facsimile (followed by originals sent via regular mail), and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; and may not be waived, modified or amended unless in writing and signed by a representative of the Client and FTI.  The provisions of this Agreement shall be severable.  No failure to delay in exercising any right, power or privilege related hereto, or any single or partial exercise thereof, shall operate as a waiver thereof.

Based on our understanding of the parties involved in this matter, we have compiled a list of interested parties (the “Potentially Interested Parties”) and have undertaken a limited review of our records to determine FTI’s professional relationships with the Company and such Potentially Interested Parties.  From the results of such review, we are not aware of any conflicts of interest or relationships that we believe would preclude us from performing the Services.

As you know, however, we are a large consulting firm with numerous offices throughout the world.  We are regularly engaged by new clients, which may include one or more of the Potentially Interested Parties.  The FTI professionals providing services hereunder will not accept an engagement that directly conflicts with this Engagement without your prior written consent.

If this letter correctly sets forth our understanding, please so acknowledge by signing below and returning a signed copy of this letter to us.

Very truly yours,

FTI CONSULTING, INC.

By:	/s/ Sean M. Harding
Name:	Sean M. Harding
Title:	Senior Managing Director

ACCEPTED AND AGREED this 23rd day of February 2020

On behalf of The McClatchy Company

By:	_________
Name:
Title:

Date:

EXHIBIT A

FTI CONSULTING, INC.

STANDARD TERMS AND CONDITIONS

The following are the Standard Terms and Conditions on which we will provide the Services to you set forth within the attached letter of engagement with the McClatchy Company dated as of February 23, 2020 (the “Engagement Letter”).  The Engagement Letter and these Standard Terms and Conditions annexed thereto (collectively, the “Engagement Contract”) form the entire agreement between us relating to the Services and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services.  The headings and titles in the Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract.

1.	Reports and Advice
1.1

Use and purpose of advice and reports - Any advice given or report issued by us is provided solely for your use and benefit and only in connection with the purpose in respect of which the Services are provided.  Unless required by law, you shall not provide any advice given or report issued by us to any third party, or refer to us or the Services, without our prior written consent, which shall be conditioned on the execution of a third party release letter in the form provided by FTI.  In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

2.	Information and Assistance
2.1

Provision of information and assistance - Our performance of the Services is dependent upon you and the Company providing us with such information and assistance as we may reasonably require from time to time.

2.2

Punctual and accurate information - You and Company personnel shall use reasonable skill, care and attention to ensure that all information we may reasonably require is provided on a timely basis and is accurate and complete and relevant for the purpose for which it is required.  You and the Company shall also notify us if you subsequently learn that the information provided is incorrect or inaccurate or otherwise should not be relied upon.

2.3

No assurance on financial data - While our work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof.  Company management will be responsible for any and all financial information they provide to us during the course of this Engagement, and we will not examine or compile or verify any such financial information.  Moreover, the circumstances of the Engagement may cause our advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity for supporting investigations in the time period.  Accordingly, as part of this Engagement, we will not express any opinion or other form of assurance on financial statements of the Company.

2.4

Prospective financial information - In the event the Services involve prospective financial information, our work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the American Institute of Certified Public Accountants or otherwise, and we will express no assurance of any kind on such information.  There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.  We will take no responsibility for the achievability of results or events projected or anticipated by the management of the Company.

3.	Additional Services
3.1

Responsibility for other parties - You and the Company shall be solely responsible for the work and fees of any other party engaged by you or the Company to provide services in connection with the Engagement regardless of whether such party was introduced to you by us.  Except as provided in this Engagement Contract (including section 2 of the Engagement Letter with respect to the retention of certain agents and independent contractors), we shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters.  Further, we acknowledge that we are not authorized under our Engagement Contract to engage any third party to provide services or advice to you or the Company, other than our agents or independent contractors engaged to provide Services, without your or the Company’s written authorization.

4.	Confidentiality
4.1

Restrictions on confidential information - All parties to this Engagement Contract agree that any confidential information received from the other parties shall only be used for the purposes of providing or receiving Services under this or any other contract between us.  Except as provided below, no party will disclose other contracting party’s confidential information to any third party without such party’s consent.  Confidential information shall not include information that:

4.1.1	is or becomes generally available to the public other than as a result of a breach of an obligation under this Clause 4.1;
4.1.2	is acquired from a third party who, to the recipient party’s knowledge, owes no obligation of confidence in respect of the information; or
4.1.3	is or has been independently developed by the recipient (without the use of confidential information).
4.2	Disclosing confidential information - Notwithstanding Clause 1.1 or 4.1 above, all parties will be entitled to disclose confidential information to a third party to the extent that this is required by valid legal process, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than 2 business days’ notice in writing is first given to the other parties.

4.3

Citation of engagement - Without prejudice to Clause 4.1 and Clause 4.2 above, to the extent our engagement is or becomes known to the public, we may cite the performance of the Services to our clients and prospective clients as an indication of our experience, unless we and you specifically agree otherwise in writing.

4.4

Internal quality reviews - Notwithstanding the above, we may disclose any information referred to in this Clause 4 to any other FTI entity or use it for internal quality reviews; provided, that we shall cause such persons to keep such information confidential in accordance with the terms of this Engagement Contract.

4.5

Maintenance of workpapers - Notwithstanding the above, we may keep one archival set of our working papers from the Engagement, including working papers containing or reflecting confidential information, in accordance with our internal policies; provided, that we shall keep such materials confidential in accordance with the terms of this Engagement Contract.

5.	Termination
5.1

Termination of Engagement with notice— Termination of Engagement with notice -This Agreement is terminable by the Client or by FTI at any time upon the giving of thirty (30) days written notice.  Upon such termination by the Client (the “Termination Date”), FTI shall cease work and the Client shall have no further obligation for fees and expenses of FTI arising or incurred after the Termination Date, provided, however, that, notwithstanding any termination by the Client or by FTI in the circumstances described in paragraph (a) under “Additional Provisions Regarding Fees” in the Engagement Letter,

a) The Client shall reimburse FTI for its out-of-pocket expenses (the “Termination Expenses”) incurred in connection with commitments made by FTI prior to the Termination Date with respect to advance travel arrangements reasonably incurred, to the extent FTI is unable to obtain refunds of such expenses.  FTI shall provide the Client with reasonable documentation to substantiate all Termination Expenses for which payment is requested; and

5.2

Continuation of terms - The terms of the Engagement that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, Clauses 3 and 4 of the Engagement letter, and Clauses 1.1, 4, 6 and 7 of the Standard Terms and Conditions, are intended to survive such termination or expiration and shall continue to bind all parties.

6.	Indemnification, Insurance and Liability Limitation
6.1

Indemnification - The Company agrees to indemnify and hold harmless FTI and any of its subsidiaries and affiliates, officers, directors, principals, shareholders, agents, independent contractors and employees (collectively “Indemnified Persons”) from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) arising out of or relating to your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted (an “Adverse Determination”).  The Company shall pay damages and expenses, including reasonable legal fees and disbursements of counsel as incurred in advance.  FTI agrees that it will reimburse any amounts paid in advance to the extent they relate directly to an Adverse Determination.

Subject to any limitation post-petition required by the Bankruptcy Court, the Client agrees to indemnify and hold harmless FTI and its shareholders, directors, officers, managers, employees, contractors, agents and controlling persons (each, an “Indemnified Party”) from and against any losses, claims, damages or expenses, or if same was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation, in each case by reason of (or arising in part out of) any event or occurrence related to this agreement or any predecessor agreement for services or the fact that any Indemnified Party is or was an agent, officer director, employee or fiduciary of the Client, or by reason of any action or inaction on the part of any Indemnified Party while serving in such capacity (an “Indemnifiable Event”) against expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any Indemnifiable Event.  The Application shall include the assumption by the Client of FTI’s right to indemnification in respect of its actions under this Agreement prior to the Petition Date.  The Indemnified Party shall promptly forward to the Client all written notifications and other matter communications regarding any claim that could trigger the Client’s indemnification obligations under this Section 6.  If the Client so elects or is requested by an Indemnified Party, the Client will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the reasonable fees and disbursements of such counsel.  In the event, however, such Indemnified Party is advised by counsel that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of, any such action or proceeding include both an Indemnified Party and the Client, and such Indemnified Party is advised by counsel that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Client, or if the Client fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Client will pay the reasonable fees and disbursements of such counsel; provided, however, that the Client will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for an Indemnified Party in any jurisdiction in any single action or proceeding.

In any action or proceeding the defense of which the Client assumes, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party’s own expense.  The Client further agrees that the Client will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party or any other Indemnified Party is an actual or potential party to such claim, action, suit or proceeding) unless (i) to the extent that such settlement, compromise or consent purports directly or indirectly to cover the Indemnified Party or any other Indemnified Party, such settlement, compromise or consent includes an unconditional release of the Indemnified Party and each other Indemnified Party from all liability arising out of such claim, action, suit or proceeding, or (ii) to the extent that such settlement, compromise or consent does not purport directly or indirectly to cover the Indemnified Party or any other Indemnified Party, the Client has given the Indemnified Party reasonable prior written notice thereof and used all reasonable efforts, after consultation with the Indemnified Party, to obtain an unconditional release of the other Indemnified Parties hereunder from all liability arising from all liability arising out of such claim, action, suit or proceeding.  The Indemnified Party shall not enter into any closing agreement or final settlement that could trigger the Client’s indemnification obligations under this Section 6 without the written consent of the Client, which shall not unreasonably be withheld or delayed or conditioned.  The Client will not be liable for any settlement of any action, claim, suit or proceeding affected without the Client’s prior written consent, which consent shall not be unreasonably withheld or delayed or conditioned, but if settled with the consent of the Client or if there be a final judgment for the plaintiff, the Client agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment, as the case may be.

6.2

Insurance - In addition to the above indemnification and provision regarding advancement of fees/expenses, FTI employees serving as directors or officers of the Company or its affiliates will receive the benefit of the most favorable indemnification and advancement provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or bylaws, by contract or otherwise.  The Company shall specifically include and cover employees and agents serving as directors and officers of the Company or affiliates from time to time with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees.  Prior to FTI accepting any director or officer position, the Company shall, at the request of FTI, provide FTI a copy of its current D&O policy, a certificate of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other document that FTI may reasonably request evidencing the appointment and coverage of the indemnitees.  The Company shall maintain such D&O insurance for the period through which claims can be made against such persons.  In the event the Company is unable to include FTI employees and agents under the Company’s policy or does not have first dollar coverage acceptable to FTI in effect for at least $10 million, FTI may, subject to the prior written consent of the Company, attempt to purchase a separate D&O insurance policy that will cover the FTI employees and agents only.  The cost of the policy shall be invoiced to the Company as an out-of-pocket expense.  Notwithstanding anything to the contrary, the Company’s indemnification obligations in this Section 6 shall be primary to (and without allocation against) any similar indemnification and advancement obligations of FTI, its affiliates and insurers to the indemnitees (which shall be secondary), and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to (and without allocation against) any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by FTI or otherwise).

This indemnity shall not apply to any portion of any such losses, claims, damages, liabilities and expenses to the extent it is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence, willful misconduct or violation of law of any such Indemnified Party.  The Client agrees to use commercially reasonable best efforts to (i) include Sean Harding serving as CRO and any other FTI personnel who assume officer or director positions with the Client or who perform Services hereunder, FTI and its agents, employees, officers, subcontractors, directors, joint venture partners and members, as insureds under the Client’s directors and officers insurance; and (ii) unless it is unable to do so at a commercially reasonable cost, purchase a three-year directors and officers insurance “tail” or runoff policy (or such a policy for such shorter period as Client has the right to or is otherwise able to purchase) covering the period of FTI’s service.  In connection with this engagement Client represents to FTI that Client hereby represents that (i) it has timely remitted and will continue to timely remit to the appropriate beneficiaries all employee source deductions, payroll and other taxes, benefits deductions, and contribution to employee benefit programs, and has timely collected and remitted sales and use and other similar taxes to appropriate collecting authorities and will continue timely to do so; (ii) there is no litigation or other proceeding pending, or to knowledge of Client, threatened (nor is Client aware of facts that could give rise to such), in each case that seeks or could give rise to personal liability of officers and directors of Client; and (iii) Client has been in continuing compliance with all applicable laws and regulations concerning the discharge, treatment, storage, transportation or use of hazardous materials and is aware of no facts or circumstances that could give rise to Client responsibility or liability under such laws and regulations.

6.3

Limitation of liability - You agree that no Indemnified Person shall be liable to you, or your successors, affiliates or assigns for damages in excess of the total amount of the fees paid to FTI under this Engagement Contract.  Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind.

You and the Company agree that no Indemnified Person shall have any liability as a result of your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of an Indemnified Person or Persons.  Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind.

7.

Governing Law, Jurisdiction and WAIVER OF JURY TRIAL - The Engagement Contract shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof.  The Bankruptcy Court having jurisdiction over the Client’s Bankruptcy case shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning the Engagement Contract and any matter arising from it.  The parties submit to the jurisdiction of such Courts and irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.  TO FACILITATE JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE, YOU, THE COMPANY AND FTI IRREVOCABLY AND UNCONDITIONALLY AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE SERVICES OR ANY SUCH OTHER MATTER.

Confirmation of Standard Terms and Conditions

Subject to the terms and conditions of the Engagement Letter, we agree that FTI Consulting, Inc. is engaged upon the terms set forth in these Standard Terms and Conditions as outlined above.

On behalf of The McClatchy Company

By:

Name:

Title:

Date:

EXHIBIT B

SCOPE OF SERVICES

The Services, to be performed at your direction, are expected to include the following:

1.Chief Restructuring Officer

1.1Subject to FTI’s internal approval from its risk management team, confirmation that the Company has a Directors and Officers Liability insurance policy in accordance with Section 6 of the FTI Standard Terms and Conditions attached in Exhibit “A”, and a copy of the signed Board of Directors’ resolution (or similar document) as official confirmation of the appointment, FTI will Serve as the Company’s Chief Restructuring Officer (“CRO”) to lead the Company’s restructuring efforts, reporting directly to the Board of Directors;

1.2Sean Harding will serve in the CRO role.  In his capacity as CRO, Mr. Harding will be granted the right to attend and participate (but not vote) in the meetings of the Board of Directors of the Company as an observer (such role referred to as “Board Observer”). Mr. Harding will be assisted by additional FTI employees, as necessary (“Hourly Temporary Staff”);

2.Cash Management and Projections

2.1Preparation of the Company’s 13-week cash flow budget and Debtor-in-Possession cash flow budget;

2.2Assist management in managing and controlling cash disbursements;

2.3Develop with assistance of management on cash conservation measures and assist with implementation of cash forecasting and reporting tools as requested;

3.Situational Assessment assess current situation and determine solution for highest and best recovery and recommend appropriate strategic alternative;

4.Other - assist with such other accounting and financial matters as requested by the Company and/or the Board of Directors and not duplicative of services provided by other professionals;

5.In consultation with the Chief Executive Officer and/or the Chief Financial Officer, and subject to the Board’s approval, the authority and corporate authority to: (a) open and close bank accounts for the Company, (b) transfer funds of the Company, (c) cause the Company to pursue, settle or compromise any litigation, controversy or other dispute involving the Company, (d) cause the Company to borrow funds and to pledge any of its assets in order to pay the working capital needs of the Company, (e) cause the Company to exercise the Company’s rights under the Company’s agreements and other agreements in favor of the Company, and (f) cause the Company to take any other action which the CRO, in good faith, determines to be necessary, prudent or appropriate under the circumstances;

6.Assist the Company in its preparations of any required motions throughout the course of a potential Chapter 11 Bankruptcy filing;

7.Assist the Company in its preparation of its Statement of Financial Affairs and Statement of Assets and Liabilities;

8.Assist the Company in the preparation of the Company’s Monthly Operating Reports;

9.Assist the Company with the identification of executory contracts and leases and performance of cost/benefit evaluations with respect to the affirmation or rejection of each;

10.Analyzing creditor claims by type, entity and individual claim, including assisting with development of databases, as necessary, to track such claims in a potential Chapter 11 Bankruptcy filing;

11.Assist the Company in planning communications strategies and tactics in preparation for a potential Chapter 11 Bankruptcy filing;

12.Develop associated restructuring communications materials for all critical stakeholder audiences;

13.Build a restructuring microsite;

14.Assist the Company in leak mitigation and media relations support leading up to and surrounding a potential Chapter 11 filing; and,

15.Other general business consulting, contingency planning, Bankruptcy services, or such other assistance as mutually agreed to between FTI and the Company.

EXHIBIT C

INITIAL SCHEDULE OF HOURLY TEMPORARY STAFF

Staff	Level	Hourly Rate
Louis Colasuonno	Senior Advisor I	$925
Spencer Ante	Managing Director	$760
Rachel Chesley	Managing Director	$760
Keith Colton Jr	Director	$725
Michael Yoshimura	Director	$725
Jonathan Sperry	Director I	$550
Justin Schwartz	Director	$500
Eric Brown	Senior Consultant	$630
Matthew Gleason	Senior Consultant I	$450
Hampton Kicklighter	Consultant	$370
Katharine Rosenthal	Consultant I	$350
Sabrina Negron Christianson	Consultant I	$350
Jacqueline Napolitano	Consultant I	$350